APPLICATION FOR WITHDRAWL
                                      OF
                          FOUNDERS INDUSTRIES, INC.


Issuer:  Founders Industries, Inc.
Registration Statement:

         Registration Statement on From SB-2
        File No. 333-116915 (the "registration statement")
        Filed June 28, 2004


Pursuant to the Rules of the Securities Acts, as amended, Founders Industries, Inc., a Nevada corporation (the "Registrant"), hereby makes application to withdraw the above referenced Registration Statement. The Registration Statement was filed by the Registrant via counsel with the Commission on June 28, 2004.

                                                  FOUNDERS INDUSTRIES, INC.
                                                  By: /s/ Bryan L. Walker
                                                  -----------------------
                                                  Bryan L. Walker
                                                  President and
                                                  Chief Executive Officer